Exhibit 21 — Subsidiaries of Mackinac Financial Corporation
First Manistique Agency, Inc. — 100% owned
(incorporated as a Michigan corporation)
First Rural Relending Company — 100% owned
(incorporated as a Michigan corporation)
North Country Capital Trust — 100% owned
(organized as a Delaware business trust)
mBank — 100% owned
(incorporated as a Michigan banking corporation)
Subsidiaries of mBank
NCB Real Estate Company — 100% owned
(incorporated as a Michigan corporation)
American Financial Mortgage Corporation — 100% owned
(incorporated as a Michigan corporation)
mBank Mortgage Company LLC — 100% owned
(incorporated as a Michigan corporation)
mBank Employee Services, LLC — 100% owned
(incorporated as a Michigan corporation)
Mackinac Financial Corporation directly owns the first four subsidiaries listed above. mBank owns the remaining four subsidiaries.